Exhibit 10.1

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this “Agreement”), is effective as of August 15, 2023 (the “Effective Date”), by and between TherapeuticsMD, Inc., a Nevada corporation maintaining its offices at 951 Yamato Road, Suite 220, Boca Raton, Florida 33431, and its Affiliates (collectively, “TherapeuticsMD”), and JZ Advisory Group, a Florida limited liability company maintaining offices at 1051 Hillsboro Mile, PH2, Hillsboro Beach, Florida 33062 (“Company”). TherapeuticsMD and Company are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the purpose of this Agreement is to establish a master services arrangement between TherapeuticsMD and Company; and

WHEREAS, TherapeuticsMD wishes to engage Company for the performance of Services (as defined herein) and Company wishes to accept such engagement under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1.	CONSTRUCTION AND DEFINITIONS

1.1 Construction. Unless otherwise explicitly specified, this Agreement is to be interpreted such that (a) words denoting the singular will include the plural and vice versa; (b) the terms “include,” “including,” “comprise,” “comprises,” and words of similar effect are used in the inclusive sense of “including, without limitation; (c) “or” is used in the inclusive sense of “and/or” unless used in connection with the word “either,” “unless,” “alternatively,” and words of similar effect; (d) “any” is used in the sense of “any and/or all”; (e) “herein,” “hereof,” “hereunder,” and words of similar effect refer to the entirety of this Agreement; and (f) “days” refer to calendar days. The language of this Agreement will be construed according to its fair meaning and not strictly against either Party.

1.2 “Affiliate” means any legal entity which owns or controls, is owned or controlled by, or is under common ownership or control with, a Party (“ownership” for purposes of this definition only means possession of at least 50% equity; “control” for purposes of this definition only means the ability to direct or cause the direction of the management and policies of such legal entity).

1.3 “Applicable Law” or “Law” means all laws, treaties, or ordinances, rules, regulations, interpretations, authorizations, judgments, directives, injunctions, or orders, as in effect from time-to-time, of any court of any international, supra-national, national, regional, local, or other governmental body, agency, authority, or court, or arbitrator, that has jurisdiction over this Agreement or the subject matter of this Agreement, including, but not limited to, the Federal Food, Drug and Cosmetic Act; current Good Manufacturing Practices; current principles of good clinical practice as established by the FDA and E6; Good Laboratory Practices; the European Medicines Agency; and pursuant to International Conference on Harmonization Guidelines, as applicable.

1.4 “Company Confidential Information” means materials or information, other than TherapeuticsMD Confidential Information, in existence prior to the Effective Date including documents, reports, concepts, products, results, samples, or data, of any kind, whether or not identified as “confidential” or “proprietary,” that is disclosed by Company to TherapeuticsMD. Company Confidential Information will not include information that (i) is generally known to the public at the time of the disclosure; (ii) does after the disclosure become publicly known other than as a result of a breach of this Agreement; (iii) is information that TherapeuticsMD or TherapeuticsMD Personnel or an Affiliate possessed prior to the disclosure and the Effective Date; (iv) is hereafter lawfully disclosed by a third party to TherapeuticsMD or TherapeuticsMD Personnel or an Affiliate thereof, or (v) is information that was independently developed by or on behalf of TherapeuticsMD or an Affiliate thereof without reference to, or reliance upon, the disclosed materials or information.

1.5 “Company Intellectual Property” means any and all patents, patent applications, copyrights, know-how, inventions, trade secrets, and any other intellectual property rights owned, licensed, or controlled by Company or any of its Affiliates as of the Effective Date. Company Intellectual Property will not include any and all intellectual property rights in or derived from (a) Work Product or (b) Inventions.

1.6 “Confidential Information” means TherapeuticsMD Confidential Information or Company Confidential Information, as applicable.

1.7 “Deliverable” means any Work Product provided to TherapeuticsMD in accordance with an SOW.

1.8 “Dispute” means a controversy, claim, or dispute of whatever nature arising between the Parties.

1.9 “Dispute Notice” means notice from the complaining Party of a Dispute pursuant to Section 12.7, setting for the nature of the Dispute.

1.10 “FDA” means the Food and Drug Administration of the United States Department of Health and Human Services, and any successor agency.

1.11 “Fixed Fee” means the fee for Services or Deliverables pursuant to and as set forth in an SOW.

1.12 “Inventions” means any discoveries or inventions conceived of, or made by, any Company Personnel arising out of such Company Personnel’s participation in any Services performed under this Agreement.

1.13 “Marks” means trademarks, trade names, service marks, logos, and symbols.

1.14 “Party” will have the meaning in the preamble.

1.15 “Pass-through Costs” means only actual reimbursable costs (a) designated in an SOW or (b) otherwise approved in advance in writing by TherapeuticsMD.

1.16 “Personnel” means any individuals used by a Party or any of its Affiliates to perform the Services, including employees, agents, and other third parties.

1.17 “Product” means a drug, biologic, or medical device related to the Services or Work Product that is subject to review by or that has been approved by FDA or any other regulatory authority.

1.18 “Recipient” means a Party receiving Confidential Information.

1.19 “Special Equipment” means any non-standard equipment, including analytical instrumentation or process equipment, which is required for the performance of Services in a SOW.

1.20 “Statement of Work” (“SOW”) means a written statement of work substantially in the form attached as Exhibit A hereto, setting forth a description of specific obligations of the Parties with respect to the performance of applicable Services or provision of deliverables, the cost of those Services, and payment terms as agreed to by the Parties in accordance with this Agreement.

1.21 “Services” means the services to be performed by Company as set forth under this Agreement, in an SOW, or schedules, attachments, or exhibits thereto.

1.22 “Subcontract” means any agreement between Company or its Affiliates and a third party for the provision of Services or Work Product other than agreements with vendors for generally available goods or services.

1.23 “Subcontractors” means any third party performing the Services for, or on behalf of, Company under this Agreement or any SOW executed by Company.

1.24 “Term” means three (3) years from the Effective Date and any renewal term pursuant to Section 8.1.

1.25 “TherapeuticsMD Confidential Information” means any and all non-public or proprietary scientific, technical, financial, or business materials or information (whether in written, electronic, oral, or visual form, tangible or intangible), as well as any information not generally known by actual or potential competitors or by the public generally, including, without limitation, TherapeuticsMD Intellectual Property, documents, reports, concepts, products, results, samples, or data, of any kind, and any reproductions or copies thereof, whether or not identified as “confidential” or “proprietary” that (a) is disclosed, either directly or indirectly, by TherapeuticsMD or an Affiliate, or an agent, consultant, representative, or contractor of either thereof to Company or Company Personnel, (b) is derived through observation or examination of the Work Product, Services, or other activities of TherapeuticsMD, (c) otherwise becomes known by Company or Company Personnel during the Term, (d) is commonly regarded as confidential and/or proprietary in the life sciences industry, (e) is information or material generated in the performance of Services or embodied in Work Product, or (f) relates to the existence and terms of this Agreement or any SOW. TherapeuticsMD Confidential Information will not include information that (i) is generally known to the public at the time of the disclosure; (ii) does after the disclosure become publicly known except as a result of a breach of this Agreement; (iii) is information that the Company or Company Personnel or an Affiliate possessed prior to the disclosure; (iv) is hereafter lawfully disclosed by a third party to the Company or Company Personnel or an Affiliate thereof; or (v) is information that Company can demonstrate was independently developed by or on behalf of the Company or an Affiliate thereof without reference to, or reliance upon, the disclosed materials or information.

1.26 “TherapeuticsMD Intellectual Property” means any and all patents, patent applications, copyrights, know-how, inventions, trade secrets, and any other intellectual property rights owned, licensed, or controlled by TherapeuticsMD. TherapeuticsMD Intellectual Property also includes any and all intellectual property rights arising from or relating to (a) Work Product or (b) Inventions.

1.27 “Third Party” means a party or entity that is not TherapeuticsMD or one of TherapeuticsMD’s Affiliates or Company or one of Company’s Affiliates.

1.28 “Time and Materials” means fees based on the agreed upon rate for actual time expended and cost of actual materials used in the performance of Services for which TherapeuticsMD has agreed to pay Company pursuant to an SOW.

1.29 “Trade Control Laws” means all applicable export control, import, customs, and economic sanctions laws and regulations of the United States and other governments, including sanctioned countries and the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury.

1.30 “Work Product” means any and all materials or information including documents, reports, concepts, products, results, samples, or data produced in the course of, or as a result of, performing the Services, inclusive of Deliverables.

2.	SERVICES

2.1 Statements of Work (“SOW”). Each scope of Services for which TherapeuticsMD engages Company will be covered by a separate SOW entered into by the Parties in writing in accordance with and governed by this Agreement. Each SOW will be uniquely numbered (e.g., SOW 1, SOW 2, etc.), and will contain a description of the specific obligations of the Parties in the performance of applicable Services or provision of Deliverables and will include a description of the Services to be performed or Deliverables to be provided, the costs and payment terms for the Services, and any other terms and conditions agreed to by the Parties. A template for each SOW is attached hereto as Exhibit A. Each SOW, when read in conjunction with this Agreement, will exist independently from any other SOW. In the event of any conflict or inconsistency between any material term of this Agreement and any SOW, the terms of this Agreement will control unless the SOW specifically states that a particular provision in such SOW will control for specific conflicts or all conflicts with this Agreement, and then with respect to only such SOW.

2.2 Performance Efforts. TherapeuticsMD hereby engages Company, and Company hereby accepts TherapeuticsMD’s engagement, to perform in a diligent and timely manner all of the tasks and render such advice and services as is contemplated under this Agreement and in each SOW in accordance with the terms thereof. Company also will satisfactorily and timely perform the Services or provision of the Deliverables in accordance with the Agreement, the SOW, the requests, or instructions from TherapeuticsMD as determined by TherapeuticsMD in its sole discretion. Company represents and warrants that it will perform the Services in accordance with, and Company and Company Personnel will comply with, all Applicable Laws. In addition to the specifications in an SOW, TherapeuticsMD may provide further instructions or requirements to Company from time to time in writing, whether via email or otherwise. Such instructions or requirements will be deemed accepted by Company unless Company objects in writing within 10 days of the date TherapeuticsMD provides such instruction or requirement, provided that Company may only object if the instructions or requirements materially change the scope of an SOW or cause Company to incur additional costs not reasonably contemplated by such SOW. Any related service that the Parties agree are outside the scope of the Services to be performed or Deliverables to be provided under a particular SOW may be added thereto or become the subject of a separate SOW.

2.3 Non-conforming Services or Deliverables. Following receipt of any Deliverable by TherapeuticsMD or performance of any Services for TherapeuticsMD pursuant to an SOW, if TherapeuticsMD determines in its reasonable discretion that any Deliverable or Service does not conform to the specifications agreed upon in the SOW or otherwise, or in the event any timelines or milestones to be met by the performance of Services have not been fully achieved by the date established, Company will, at no additional cost to TherapeuticsMD and at TherapeuticsMD’s option, (a) replace with a conforming Deliverable; or (b) repeat that portion of the Services that is defective until such time as the results have been deemed valid by TherapeuticsMD.

2.4 Appointment of Project Director. Company will appoint a project director to be responsible for each executed SOW. The project director will coordinate Company’s performance under the SOW with a TherapeuticsMD designated representative, which representative will have responsibility over all matters related to performance of the SOW on behalf of TherapeuticsMD. Substitution of the project director or substantial changes in his/her level of effort will not be made by Company without the prior written approval of TherapeuticsMD, such approval not to be unreasonably withheld. TherapeuticsMD will have the right to require Company to replace the project director if TherapeuticsMD reasonably deems such project director to be unfit or otherwise unsatisfactory to perform Company’s duties under an SOW. Company will not charge TherapeuticsMD for any costs associated with replacing any project director without prior written approval of TherapeuticsMD. Provided the replaced individual remains in the employ of Company, such individual will continue to be available by telephone to answer any questions related to Services.

2.5 Subcontracting. Company may utilize third parties to provide any part of the Services or Work Product only with the prior written approval of TherapeuticsMD, provided that the foregoing will not apply to vendors of generally available goods and services. If TherapeuticsMD approves a Subcontractor, then Company will enter a written agreement with such Subcontractor that enables Company to comply with its obligations under this Agreement. Any such Subcontract will also identify TherapeuticsMD as an intended third party beneficiary of such contract. Upon request, Company will promptly provide TherapeuticsMD with a fully-executed unredacted copy of each such Subcontract. Company will oversee all Services performed by any Subcontractor, and will be responsible for such Services as if such Services were performed by Company under this Agreement. If any Subcontractor materially breaches such Subcontract or this Agreement, Company will: (a) notify TherapeuticsMD of such breach as soon as possible, but in no event later than three (3) business days after Company becomes aware of such breach, and include in such notice all information then in Company’s possession or control related to such breach; (b) use best efforts to enforce the Subcontract, including seeking immediate injunctive relief in the case of any breach of such Subcontractor’s confidentiality obligations; and (c) cooperate with TherapeuticsMD fully if TherapeuticsMD elects to pursue legal action directly against such Subcontractor. Company will maintain an appropriate system of auditing all of its Subcontractors, and will ensure that all Subcontracts will provide that TherapeuticsMD may accompany the Company during its conduct of any Subcontractor audits. Company will notify TherapeuticsMD, thirty (30) days in advance of any Subcontractor audit, and will allow TherapeuticsMD to be present during such audit.

2.6 Material Modification of Services or Deliverables. TherapeuticsMD may in its sole discretion, cancel or terminate any portion of any SOW upon written notice to Company. In the event TherapeuticsMD otherwise wishes to modify the Services or Deliverables in any manner that would materially change the scope or the fees under an SOW, the Parties will discuss such modification in good faith and, once agreed upon, the Parties will execute a written amendment to such SOW or execute a new SOW. Company will not implement any changes or additional Services until both Parties have signed the amended SOW. If TherapeuticsMD wishes to modify the Services or Deliverables, and the Parties are unable to agree on the specific terms for the amendment to the SOW, then no changes to the existing subject SOW will be made.

3.	COMPANY’S REPRESENTATIONS AND WARRANTIES

3.1 Company represents and warrants to TherapeuticsMD that Company Personnel are and will continue to be qualified and to have sufficient technical training, experience, and resources to perform Company’s obligations under this Agreement and each executed SOW.

3.2 All Services performed by Company and Company Personnel will be performed in accordance with: (i) all Applicable Laws; (ii) the terms and conditions of this Agreement and each executed SOW including any schedules or attachments; (iii) generally prevailing industry standards; (iv) TherapeuticsMD’s written instructions; and (v) training provided by TherapeuticsMD, if any.

3.3 Company has the full power and authority to execute and deliver this Agreement and perform its covenants, duties, and obligations described in this Agreement, and once executed, this Agreement will be a valid, legal, and binding obligation upon Company.

3.4 Company is not now, nor will it be, a party to any agreement which would prevent Company from fulfilling its obligations under this Agreement or any SOW, and that during the Term will not knowingly enter into any agreement with any other party that would in any way prevent Company from performing its obligations under this Agreement or any SOW.

3.5 Company will maintain all records and reports as required under this Agreement, the SOWs, as required to comply with Applicable Laws, and as instructed by TherapeuticsMD, and will not destroy any such record and reports absent thirty (30) days’ advance notice to and the prior approval of TherapeuticsMD.

3.6 Debarment and Exclusion Certification. Company hereby certifies to TherapeuticsMD that (i) Company is not nor has ever been, and (ii) Company has not used, and will not use, the services of any person excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or non-procurement programs, and has not used, and will not use, the services of any person listed on the HHS/OIG List of Excluded Individuals/Entities (http://www.oig.hhs.gov), the GSA’s List of Parties Excluded from Federal Programs (http://www.epls.gov), or the FDA Debarment List (http://www.fda.gov/ora/compliance_ref/debar/default.htm), as amended or replaced from time to time, in connection with any of the Services performed under this Agreement. Company further certifies that it, and any other person or entity used by Company in performing any of the Services under this Agreement, has not been convicted of a criminal offense that falls within the ambit of 42 U.S.C. §1320a-7(a). Company agrees to notify TherapeuticsMD promptly in the event Company, or any person used by Company in connection with this Agreement, ever becomes excluded, debarred, suspended, or otherwise ineligible to participate in Federal health care programs or in Federal procurement or non-procurement programs. This certification applies to Company and its respective officers, agents, and employees, as well as third parties with whom Company may subcontract.

4.	RESERVED.

5.	RESERVED.

6.	COMPENSATION

6.1 Fees and Invoices. In consideration of the Services performed or Deliverables provided by Company, TherapeuticsMD will pay Company, as full and complete compensation, the fees listed in each SOW or otherwise approved in advance in writing by TherapeuticsMD. Fees for Services performed or Deliverables provided by Company under an SOW will be on either a Fixed Fee or Time and Materials fee basis. Work performed on a Fixed Fee cost basis will be invoiced to TherapeuticsMD in accordance with the payment schedule set out in the applicable

SOW. Work performed on a Time and Materials cost basis will be invoiced by Company monthly or as otherwise provided in the applicable SOW at the rates set forth in the SOW. Fees invoiced will not exceed the cost estimate or budgeted amount for the task or sub-task in the applicable SOW as agreed to by the Parties unless such additional fees are approved by TherapeuticsMD in writing. Company will be required to supply attached to each invoice a detailed description of the Services performed and materials used, and supporting documentation as may be required to substantiate the fees.

6.2 Pass-through Costs. Any Pass–through Costs must be approved by TherapeuticsMD in advance in writing in order for Company to receive reimbursement for such costs. All Pass-through Costs will be itemized on an invoice, and original receipts will be kept by Company and made available to TherapeuticsMD upon request. In the event travel is required by Company Personnel in connection with the performance of Services authorized in an SOW, TherapeuticsMD will, in accordance with TherapeuticsMD’s travel and reimbursement policy then in effect (a copy of which will be provided to Company), reimburse Company for necessary and reasonable travel expenses including coach air fare, ground transportation fees, hotel costs excluding incidental or in-room charges, and reasonable meals for Company Personnel. Company will be solely responsible for travel expenses relating to Company’s internal operations that are not directly related to the performance of Services for TherapeuticsMD.

6.3 Payment by TherapeuticsMD. TherapeuticsMD will prepay Company monthly within five days of the first day of the month. Each Company invoice will contain sufficient detail and itemization to evidence the nature, time, and scope of the Services performed, Deliverables provided, or materials used, during the upcoming month and any prior Pass-through Costs, together with supporting documentation related thereto. Any provision in this Agreement to the contrary notwithstanding, TherapeuticsMD and Company agree that Company will not be entitled to the payment for, and TherapeuticsMD will not be responsible for the payment of, any fees or expenses under this Agreement that have not been approved in advance in writing by TherapeuticsMD.

6.4 Financial Audit. During the Term, and for a period of five (5) years thereafter, TherapeuticsMD and its authorized representatives will have the right during normal business hours and upon reasonable notice to Company, to review, inspect, audit, and make copies of any of Company’s books and records which relate to the Services and Deliverables, and Company will reasonably cooperate with TherapeuticsMD during such audit. Company will maintain complete books and records relating to Services performed during the Term, as may be required by Applicable Law, and for such other time as TherapeuticsMD reasonably indicates.

6.5 Unused Materials. In the event that not all materials paid for under an applicable SOW are used in the provision of Services or Deliverables, Company will, at TherapeuticsMD’s election, (i) promptly return or deliver such unused materials to TherapeuticsMD or its designee; (ii) provide TherapeuticsMD with a rebate; (iii) to credit against applicable SOW or any other amount due to Company; or (iv) destroy such unused materials in accordance with Applicable Laws and provide proof of destruction at no additional cost to TherapeuticsMD.

7.	TAXES

7.1 Company Taxes. Company is responsible for all taxes and levies payable by Company on compensation received under this Agreement or any SOW.

7.2 Payment by TherapeuticsMD. TherapeuticsMD will pay all taxes and levies that by law (including existing treaties for bilateral taxation) it is required to pay on payments accruing under this Agreement and will withhold from sums payable to Company all such taxes and levies and TherapeuticsMD will forward to Company documentation evidencing such payments whenever possible. To the extent that TherapeuticsMD withholds any taxes or levies on payments to Company, Company agrees that TherapeuticsMD will not be obligated to gross-up any such amounts and Company waives any right to payment from TherapeuticsMD with respect to the withheld amounts. However, if TherapeuticsMD receives a refund of any taxes or levies withheld from amounts payable to Company under this Agreement, TherapeuticsMD will pay to Company an amount equal to such refund, net of all out-of-pocket expenses and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that Company upon request of TherapeuticsMD, agrees to repay the amount paid over to Company (plus any penalties, interest, or other charges imposed by the relevant governmental authority) by TherapeuticsMD, if TherapeuticsMD is required to repay such refund to such governmental authority.

7.3 Form W-9. The Parties will cooperate with respect to tax matters relating to this Agreement including by providing an IRS Form W-9 or IRS Form W-8BEN (or other such form demonstrating an exemption from applicable taxes or levies as may be reasonably requested by the other Party), provided that such Party is legally entitled to do so. If any IRS Form expires or becomes obsolete or inaccurate in any respect, the Party that provided such form will promptly (and in any event within 30 days after such expiration, obsolescence, or inaccuracy) notify the other Party in writing of such expiration, obsolescence, or inaccuracy and update the IRS Form if it is legally eligible to do so.

7.4 Reimbursement for Taxes Paid. In the event that any taxes or levies are assessed against TherapeuticsMD with respect to payments made to Company under this Agreement, such taxes or levies (plus any penalties, interest, or other charges imposed by the relevant governmental authority not related to any delinquency by TherapeuticsMD) will be paid by Company. Should TherapeuticsMD have to pay such taxes or levies Company will promptly reimburse TherapeuticsMD in full for any taxes or levies (plus any penalties, interest, or other charges imposed by the relevant governmental authority not related to any delinquency by TherapeuticsMD) so paid by TherapeuticsMD upon receipt of a copy of the assessment. Alternatively, TherapeuticsMD may reduce the amount of future payments to Company under this Agreement so as to recover in full any such taxes or levies (plus any penalties, interest, or other charges imposed by the relevant governmental authority not related to any delinquency by TherapeuticsMD) so paid by TherapeuticsMD.

8.	TERM AND TERMINATION

8.1 Term. This Agreement will be effective as of the Effective Date and, if not earlier terminated as provided herein, will remain in full force and effect for the Term. The Term of this Agreement will automatically be extended for successive 1-year periods from the third anniversary of the Effective Date or any subsequent anniversary of the Effective Date during the term, unless either Party provides written notice of non-extension to the other Party no less than thirty (30) days in advance of the applicable anniversary date. Notwithstanding any non-extension of this Agreement, should the Term of an SOW extend beyond the date on which this Agreement would otherwise expire, then the Term will continue until the expiration or termination of such SOW.

8.2 Termination by Company. In addition to any other remedies provided herein or available at law or in equity, Company may terminate any or all of the SOW(s) in the event of any material breach of this Agreement by TherapeuticsMD, which breach is not cured within sixty (60) days following TherapeuticsMD’s receipt of written notice of breach from Company or upon 90 days notice or as otherwise mutually agreed. Any breach notice will set forth in detail the elements of the claimed breach. The termination date of an SOW will be the day after the expiration of the cure period.

8.3 Termination by TherapeuticsMD. In addition to any other remedies provided herein or available at law or in equity, TherapeuticsMD may terminate this Agreement or any or all of the SOW(s) by giving Company 90 days written notice of termination or as otherwise agreed by the Parties. In the event of termination by TherapeuticsMD, such termination will be without penalty or liability to TherapeuticsMD except for the payment of any monies due and owing to Company pursuant to Section 8.6 below and to the extent the Parties have agreed in the applicable SOW to any cancellation fees as outlined in such SOW.

8.4 Effect of Termination. In the event of termination of any SOW, unless otherwise directed by TherapeuticsMD in writing, Company will (a) deliver to TherapeuticsMD or its designee, at no additional cost to TherapeuticsMD, all Work Product, Deliverables, TherapeuticsMD-provided materials, and TherapeuticsMD Confidential Information in Company’s possession or control as expeditiously as possible in accordance with all Applicable Laws; and (b) adhere to all other requirements for termination herein or in any SOW.

8.5 Remedies Not Exclusive. Except as otherwise provided herein, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, including, by way of example and not by way of limitation, those remedies for contract or tortuous actions. The Parties acknowledge that in the event of a breach of this Agreement, the non-breaching Party may suffer irreparable damage that may not be fully remedied by monetary damages. The Parties therefore agree that such non-breaching Party will be entitled to seek injunctive relief against any such breach in any court of competent jurisdiction and the breaching Party will be responsible for all reasonable costs associated with such injunctive relief, provided that the non-breaching Party prevails in the substantive action. In the event that non-breaching Party is successful, the non-breaching Party’s rights under this Section 8.5 will not in any way be construed to limit or restrict its rights to seek other damages or relief available under this Agreement or applicable law.

8.6 Payment upon Termination. In the event of early termination of this Agreement by TherapeuticsMD, other than for termination as a result of a material breach of this Agreement or a failure to comply with an SOW or TherapeuticsMD’s written instructions, (a) TherapeuticsMD will (i) pay Company for Services actually performed prior to the effective date of termination, and (ii) reimburse Company for expenses that were approved by TherapeuticsMD and incurred by Company prior to the effective date of termination that are not cancellable by Company, and (b) to the extent that TherapeuticsMD has pre-paid fees to Company for Services subsequently terminated, Company will refund the difference between such pre-payment and actual approved fees and costs actually incurred by Company, which are not cancellable, through the date of termination. Without prejudice to any other remedy for breach of this Agreement, upon termination of this Agreement or any SOW, Company will not be released from the performance of any obligation for which payment has been received.

9.	OWNERSHIP OF DATA, PATENTS, INVENTIONS, AND TECHNOLOGY

9.1 TherapeuticsMD Intellectual Property and Work Product. Company acknowledges that TherapeuticsMD Intellectual Property is the exclusive property of TherapeuticsMD or its licensors. Company further acknowledges that the Work Product and any and all improvements to the TherapeuticsMD Intellectual Property and any other intellectual property rights developed, derived from, or otherwise generated by Company in performing Services hereunder, will be owned by and belong exclusively to TherapeuticsMD. Company hereby assigns to TherapeuticsMD the ownership of all rights, titles, and interests in all concepts, know-how, patents, trade secrets, or other intellectual property rights in, relating to, or arising from Work Product, Services, or Inventions. Ownership of copyrights is addressed in Section 9.3. Company further agrees to give TherapeuticsMD and its designees or assignees all assistance reasonably required to perfect such rights, titles, and interests. These obligations will survive and continue beyond the termination of Company’s engagement with TherapeuticsMD under this Agreement and will be binding upon Company’s assigns, executives, administrators and other legal representatives.

9.2 TherapeuticsMD Trademarks. Company will not use TherapeuticsMD’s Marks without prior written authorization from TherapeuticsMD. The Marks are, and will remain, TherapeuticsMD’s sole and exclusive property, and Company has not acquired, and will not acquire (by operation of law, this Agreement, or otherwise), any right, title, or interest in any of TherapeuticsMD’s Marks other than as explicitly provided in writing by TherapeuticsMD. Company recognizes the value of the goodwill associated with TherapeuticsMD’s Marks and acknowledges that all rights therein belong exclusively to TherapeuticsMD. Any and all goodwill and rights that arise under trademark and copyright law, and all other intellectual property rights that arise in favor of TherapeuticsMD’s Marks as a result of this Agreement or otherwise, will inure to the sole and exclusive benefit of TherapeuticsMD. Company will not attack, dispute, or challenge TherapeuticsMD’s right, title, and interest in and to TherapeuticsMD’s Marks or assist others in so doing.

9.3 Copyrights and Publications. Company is not permitted to publish, present, display, otherwise disclose, or submit for publication, presentation, display, or other disclosure, Work Product without prior written permission from TherapeuticsMD. TherapeuticsMD will consider any request for publication in good faith. Except as provided in this Section 9.3, to the extent any Work Product contains copyrightable material that can be “work made for hire” as the term is defined under 17 U.S.C. §101, such material will be deemed “work made for hire” and TherapeuticsMD will be considered the author. If such material is not deemed “work made for hire,” Company hereby assigns all copyrights in such material to TherapeuticsMD. If TherapeuticsMD gives permission for the publication of material based on or including Work Product, TherapeuticsMD automatically non-exclusively licenses to such author(s) of the material, rights in the copyright in such material in the form and in the venue approved by TherapeuticsMD for such publication.

9.4 Inventions. Company will promptly disclose to TherapeuticsMD any Inventions or potential Inventions, whether or not protectable as a trade secret, patent, or otherwise, made by Company or any Company Personnel. Company will ensure that all Company Personnel involved in the Services are obligated to assign to Company or TherapeuticsMD all right, title, and interest each may have in any such Invention. Company will ensure that all Company personnel involved in the Services are obligated, if so requested by TherapeuticsMD, to assist in the preparation, filing, perfection, prosecution, defense, and enforcement of any Patent.

9.5 Company Intellectual Property. Company Intellectual Property will not be included in any Work Product unless and until Company identifies in writing to TherapeuticsMD the Company Intellectual Property proposed to be included in the Work Product, and obtains the prior written consent of TherapeuticsMD. Any Work Product that includes Company Intellectual Property in violation of this Section 9.5 is hereby automatically and perpetually licensed to TherapeuticsMD, its Affiliates, or their designees, in connection with such Work Product and any products, services, materials, or information related thereto or arising therefrom, at no charge.

10.	INDEMNIFICATION, INSURANCE, AND LIMITATION OF LIABILITY

10.1 Indemnification.

(a) By Either Party. Each Party will defend, indemnify, and hold harmless the other Party, its Affiliates, and their respective shareholders, officers, directors, employees, and agents from and against any and all third-party losses, liabilities, claims, costs, damages, and expenses, including without limitation, reasonable attorney’s fees, experts’ fees, and court costs incurred or which it may incurred directly or indirectly arising out of or resulting from: (a) any act or omission made by the indemnifying Party, its Personnel, or its agents related to Services performed hereunder which is negligent or which constitutes a breach of any of the terms of this Agreement; (b) any untrue or inaccurate representation made by the indemnifying Party, its Personnel, or its agents in this Agreement; (c) a violation of, or non-compliance with any Applicable Law by the indemnifying Party, its Personnel, or its Agents; or (d) the infringement, alleged infringement, misappropriation, or alleged misappropriation of any patent, trade secrets, copyrights, trademarks, trade names, or other proprietary or contractual rights of any third party arising from the Services or reports, data, analyses, processes, Work Product, or other deliverables produced or delivered by the indemnifying Party to the indemnified Party in connection with the Services.

(c) Claims. Promptly upon receiving notice of any claim or action for which a Party wishes to seek indemnification hereunder, such Party will promptly notify the other in writing of the assertion of any such claim, suit, action or proceeding. Failure to provide such notice which substantially prejudices the indemnifying Party’s ability to defend such claim or action may invalidate any obligation of indemnification. Notwithstanding the foregoing, any Party seeking to be indemnified will nevertheless be entitled to retain separate counsel at its own costs to participate in such matter; however, the indemnifying Party will have sole case management authority; provided, however, neither Party may compromise or settle any matter without the other Party’s prior written consent, not to be unreasonably withheld. Any Party seeking indemnification will fully cooperate with the indemnifying Party.

10.2 Insurance. To secure the performance of its obligations under this Agreement, Company will acquire and maintain at its sole cost and expense at all times during the Term of this Agreement insurance at levels that are customary for the Services provided. If requested by TherapeuticsMD, Company will furnish certificates of insurance evidencing such coverages or the original of the insurance policies for review by TherapeuticsMD and will have TherapeuticsMD named as an additional insured. No such policies required hereunder will be cancelable or subject to reduction of coverage or other modification except after thirty (30) days’ prior written notice to TherapeuticsMD and Company. Company will, within thirty (30) days prior to the expiration of such policies, furnish TherapeuticsMD with renewals or “binders” thereof.

10.3 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY, OR OTHERWISE; PROVIDED, HOWEVER, THE FOREGOING LIMITATIONS WILL NOT APPLY TO: (A) THE AMOUNTS EACH PARTY IS OBLIGATED TO PAY TO A THIRD PARTY PURSUANT TO ANY INDEMNIFICATION PROVISIONS OF THIS AGREEMENT; (B) DAMAGES ARISING OUT OF EITHER PARTY’S NEGLIGENCE OR INTENTIONAL MISCONDUCT OR INACTION UNDER THIS

AGREEMENT; (C) DAMAGES DUE TO EITHER PARTY’S BREACH OF CONFIDENTIALITY; OR (D) DAMAGES DUE TO COMPANY’S WRONGFUL ABANDONMENT OF, OR SIGNIFICANT DELAY OR REFUSAL TO PROVIDE SERVICES. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION WILL LIMIT EITHER PARTY’S LIABILITY TO THE OTHER FOR WILLFUL OR INTENTIONAL MISCONDUCT, INCLUDING FRAUD.

11.	CONFIDENTIALITY

11.1 Confidentiality and Nonuse Obligations. The Recipient agrees (a) not to use Confidential Information, except as necessary and in connection with the Services; (b) to maintain the confidentiality of Confidential Information using the same standard of care that Recipient applies to protect its own confidential information (but which in any event will be not less than a reasonable standard of care); (c) not to disclose any Confidential Information to any third party, except to Recipient’s and its Affiliates’ respective employees, representatives, consultants, or agents who are bound by obligations to maintain the confidentiality of the Confidential Information and who have a need to know such Confidential Information; and (d) to be responsible for enforcing obligations of confidentiality with respect to such employees, representatives, consultants, or agents.

11.2 Protection of Confidential Information. If the Recipient becomes aware of any unauthorized use or disclosure of the disclosing Party’s Confidential Information, the Recipient will promptly notify the disclosing Party of all facts known to it concerning such unauthorized use or disclosure.

11.3 Exceptions for Government-Required Disclosures. Notwithstanding the foregoing, if the Recipient is required to disclose the Confidential Information pursuant to a duly authorized subpoena, court order, or other government authority, or Applicable Law, the receiving Party will (a) provide prompt written notice to the disclosing Party prior to such disclosure and will cooperate with the disclosing Party so that the disclosing Party may seek a protective order or other appropriate remedy; and (b) disclose only that portion of the Confidential Information that Recipient is legally required to disclose.

11.4 Defend Trade Secrets Act. Each Party agrees that it is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that such Party will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

11.5 Whistleblower Provision. Nothing in this Agreement will be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that such disclosure does not exceed the extent of disclosure required by such law, regulation or order. Each Party agrees to provide prompt written notice of any such order to the other Party to the extent permitted by such law, regulation or order. Each Party understands that this Agreement does not prohibit or restrict such Party from communicating with a government agency, as provided for, protected under, or warranted by applicable law, without notice to the other Party, or limit the Party’s right to receive an award for information provided to a government agency.

12.	MISCELLANEOUS PROVISIONS

12.1 Independent Contractor. Each Party is an independent contractor and is independent of the other Party. Under no circumstances will any employees of one Party be deemed the employees of the other Party. This Agreement does not create a partnership or joint venture between the Parties of any kind or nature. This Agreement does not create any fiduciary or other obligation between the Parties, except for those obligations expressly and specifically set forth herein. Neither Party will have any right, power, or authority under this Agreement to act as a legal representative of the other Party, and neither Party will have any power to obligate or bind the other or to make any representations, express or implied, on behalf of or in the name of the other in any manner or for any purpose whatsoever and no attorney-client relationship is created by this Agreement or the action of either Party pursuant thereto. Each Party acknowledges that it is solely and completely responsible for the compensation of its employees, agents, and representatives, and is solely and completely responsible for its own employees with regard to federal, state, or local tax withholding and other tax obligations, workers’ compensation, social security, compensation, benefits, unemployment insurance, occupational safety and health administration requirements, and other federal, state, and local laws.

12.2 Force Majeure. No liability will result from the delay in performance or nonperformance caused by force majeure or circumstances beyond the reasonable control of the Party affected, including, but not limited to, acts of God, fire, flood, substantial snowstorm, war, terrorism, embargo, failure or delay of any transportation, power, or communications system, or any United States or foreign government regulation, direction, or request made, ratified, passed, approved, or enacted during the term of this Agreement. The Party which is so prevented from performing will give prompt notice (but in no event more than three (3) days) to the other Party of the occurrence of such force majeure event, the expected duration of such condition, and the steps which Party is taking to correct such condition. This Agreement may be terminated by either Party by written notice upon the occurrence of such force majeure event which results in a delay of performance hereunder exceeding thirty (30) days.

12.3 Notices. Except as otherwise provided, all notices required under this Agreement will be sent by express delivery or first class mail, postage prepaid, to the addresses set forth below or to such other addresses as the Parties from time to time may specify in writing. Any notice or other communication required or permitted under this Agreement will be in writing and will be deemed given as of the date it is received by the receiving Party. Notice will be given to the Parties at the addresses listed below:

As to Company:

JZ Advisory Group

1051 Hillsboro Mile, PH2

Hillsboro Beach, Florida 33062

ATTN: Joseph Ziegler

As to TherapeuticsMD:

TherapeuticsMD, Inc.

951 Yamato Road, Suite 220

Boca Raton, Florida 33431

ATTN: Legal Department

12.4 Governing Law, Jurisdiction, and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Florida excluding its conflict of laws principles; provided that with respect to the intellectual property matters, this Agreement will be governed by and construed in accordance with the federal patent statute and other intellectual property laws of the United States or the laws of the corresponding jurisdiction from which the intellectual property rights arise. The Parties irrevocably consent and submit to the exclusive jurisdiction of the state courts located in Florida and the federal court located in Florida for any matter arising out of or relating to this Agreement, excluding claims pertaining to intellectual property matters herein. The Parties agree that for any claim between the Parties arising in whole or in part under or in connection with this Agreement, excluding matters of intellectual property, such Party will bring claims only in the State of Florida; provided that with respect to intellectual property matters, the Parties may bring claims only within a permitted venue of the corresponding jurisdiction from which the intellectual property rights arise.

12.5 Waiver of Jury Trial. To the extent not prohibited by Applicable Law, each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding or counterclaim arising out of or related to this Agreement or the transactions contemplated hereby.

12.6 Dispute Resolution. In the event of any Dispute arising between the Parties, including but not limited to those arising out of or relating to any agreement between the Parties or the breach, termination, enforceability, scope or validity thereof, whether such claim existed prior to or arises on or after the Effective Date, the Parties or the breach, termination, enforceability, scope, or validity thereof, whether such claim existed prior to or arises on or after the Effective Date, the Parties will consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a satisfactory solution. If the Parties do not reach settlement or other mutually acceptable solution within a period of sixty (60) days from the date of the Dispute Notice, then, upon notice by any Party to the other(s), any unresolved controversy or claim will be mediated prior to any Party initiating an action in any court. The mediation will be administered by the American Arbitration Association in accordance with its mediation rules. The place of mediation will be Palm Beach or Broward County Florida. Florida law will apply. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Within thirty (30) days after the commencement of arbitration, each Party will appoint a person to serve as an arbitrator. The Parties will then jointly appoint the presiding arbitrator within twenty (20) days after selection of the individual Party appointees. If any arbitrators are not selected within these time periods, the American Arbitration Association will, at the written request of any Party, complete the appointments that have not been made.

12.7 Enforceability; Severability. In the event that any provision of this Agreement is deemed by a court of competent jurisdiction to be in violation of any Applicable Law or is otherwise declared invalid or unenforceable by such court, the Parties agree that such provision will be of no force or effect and the remaining provisions will remain valid and in full force and effect as though such superseded provision was not contained in this Agreement.

12.8 Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of each Party and their respective affiliates, successors, legal representatives, and permitted assigns. Neither Party will, without the written consent of the other Party, assign, or transfer this Agreement or any rights or obligations hereunder; provided that no consent is required if such assignment is to an entity that purchase all or substantially all of its equity or assets or acquires control of it, whether by merger, consolidation or any other means.

12.9 Continued Performance. The Parties agree to continue performing their obligations under this Agreement during the pendency of any Dispute under this Agreement, unless and until the Dispute is resolved or until this Agreement is terminated or otherwise expires.

12.10 Entire Agreement; Amendment. The Parties acknowledge that this Agreement, together with each SOW issued hereunder, sets forth the entire agreement and understanding of the Parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, will be deemed to be valid unless in writing and signed by a duly authorized representative of Company and TherapeuticsMD.

12.11 Waiver. No waiver of any right, term, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, will be construed as a further or continuing waiver of such term, condition, or right or of any other term, condition, or right of this Agreement. All rights, remedies, undertakings, or obligations contained in this Agreement will be cumulative and none of them will be in limitation of any other right, remedy, undertaking, or obligation of either Party.

12.12 Descriptive Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and will not control or affect the meaning or construction of any provision hereof.

12.13 Recitals and Exhibits. All recitals herein, and all schedules, exhibits, and SOWs attached hereto and referred to herein, are integral and material parts of this Agreement.

12.14 Counterparts. This Agreement may be executed in several counterparts, and may be executed manually or by electronic signature, each counterpart of which will be deemed an original but all of which will constitute one and the same document.

12.15 Publicity. Company will not originate any publicity, news release, or other public announcement, written, or verbal, whether to the public press or otherwise, relating to this Agreement or any SOW conducted hereunder, or to any amendment(s) thereto without TherapeuticsMD’s prior express written consent. Company will not use TherapeuticsMD’s name, or the name of any TherapeuticsMD Affiliate, in advertising promotions or other commercial materials without TherapeuticsMD’s prior express written permission. Under no circumstances will the name of Company or any of its employees be used by TherapeuticsMD for promotional literature or advertising without the prior written approval of Company.

12.16 Survival of Provisions. All provisions of this Agreement and any SOW which may reasonably be interpreted or construed as surviving termination will survive, including without limitation, provisions 3.5, 6.4 (Financial Audit), 6.5 (Unused Materials), 8.4 (Effect of Termination), 8.5 (Remedies Not Exclusive), 8.6 (Payment upon Termination), , and, 7 (Taxes), 9 (Ownership of Data, Patents, Inventions, and Technology), 10 (Indemnification, Insurance, and Limitation of Liability), 11 (Confidentiality), and 12 (Miscellaneous Provisions).

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by a duly authorized representative as of the Effective Date.

TherapeuticsMD, Inc. By: /s/ Marlan Walker Name: Marlan Walker Title: Chief Executive Officer Date: August 15, 2023	JZ Advisory Group By: /s/ Joe Ziegler Name: Joe Ziegler Title: CEO Date: August 15, 2023

EXHIBIT A

FORM OF STATEMENT OF WORK #1

TO MASTER SERVICES AGREEMENT DATED JULY 15, 2023

This STATEMENT OF WORK #1 (“SOW”) is effective as of the date of last signature (“SOW Effective Date”), to the Master Services Agreement (“MSA”), signed contemporaneously with this SOW, by and between TherapeuticsMD, Inc., a Nevada corporation maintaining its offices at 6800 Broken Sound Parkway NW, Third Floor, Boca Raton, Florida 33487 (“TherapeuticsMD”) and JZ Advisory Group, a Florida limited liability company maintaining offices at 1051 Hillsboro Mile, PH2, Hillsboro Beach, Florida 33062 (“Company”). TherapeuticsMD and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties entered into the MSA, which outlines the rights and obligations of the Parties with respect to the conduct of services to be performed by Company; and

WHEREAS, in accordance with Section 2 of the MSA, the Parties wish to enter into this SOW for the purpose of describing the Services to be performed in connection with a particular Project.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS:

Any capitalized terms not otherwise defined herein will have the meaning set forth in the MSA.

2.	SERVICES:

Company will provide the Services as mutually agreed by the Parties. The Services will include at least (1) Joseph Ziegler serving as the Principal Financial Officer of TherapeuticsMD upon the resignation of the incumbent Principal Financial Officer, including undertaking all acts related thereto, including participating in the preparation of, reviewing, and signing the Company filings with the SEC as customary of Principal Financial Officers serving in public corporations, and (2) periodically, as needed, meeting with the other consultants providing financial services to TherapeuticsMD to stay abreast of the TherapeuticsMD’s financial condition and circumstances, and (3) providing advice to the Board of Directors and Chief Executive Officer of TherapeuticsMD.

3.	TERM:

The term of this SOW will commence as of August 15, 2023 and will terminate at completion of the Services, unless earlier terminated in accordance with the terms of the MSA.

4.	DESIGNATED COMPANY AND THERAPEUTICSMD EMPLOYEES FOR REPORTING PURPOSES:

Joseph Ziegler will be the Coordinator appointed by Company.

Marlan Walker will be the designated TherapeuticsMD employee for reporting purposes.

5.	COMPENSATION:

(a) (“Compensation”) TherapeuticsMD will pay Company in accordance $10,000 a month for Joseph Ziegler to serve as the Principal Financial Officer of TherapeuticsMD for the third quarter 2023 upon the resignation of the incumbent Principal Financial Officer, which monthly rate will continue unless the parties negotiate in good faith that another rate is necessary to fairly compensate Company. The parties expressly agree and acknowledge that

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the initial rate of $10,000 a month is an initial estimate, and the parties expressly agree to negotiate future retainer amounts as necessary to reflect the value of work performed by Company on behalf of TherapeuticsMD. Mr. Ziegler will receive a grant of 7,500 RSUs within two months of the Effective Date, all of which will vest in a single event at the end of one year from the date of grant or upon a Change of Control as set forth in the 2019 Stock Incentive Plan.

(b) The Compensation represents the total and complete price and costs to be paid to Company by TherapeuticsMD with respect to this Project. Prior to attempting to charge TherapeuticsMD for any additional fees or costs with respect to this Project, Company will: (i) provide TherapeuticsMD with a detailed description and basis for such additional fees and costs; and (ii) obtain TherapeuticsMD’s written authorization prior to commencing any work related thereto.

6.	MISCELLANEOUS:

(a) In addition to the terms set forth in this SOW, Company will also comply with all of the terms and conditions of the MSA, all of which will govern this SOW, the Project and the Services. The MSA will remain unchanged and in full force and effect in accordance with its original terms.

(b) Each Party hereby represents and warrants that it has fully power and authority to enter into this SOW.

(c) This SOW may be executed in counterparts, each of which will constitute an original, and all of which, when taken together, will constitute one and the same instrument

IN WITNESS WHEREOF, each Party has caused this SOW to be executed by a duly authorized representative as of the SOW Effective Date.

TherapeuticsMD, Inc. By: /s/ Marlan Walker Name: Marlan Walker Title: Chief Executive Officer Date: August 15, 2023	JZ Advisory Group By: /s/ Joe Ziegler Name: Joe Ziegler Title: CEO Date: August 15, 2023

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